Exhibit 99.16

Note to the reader: November 2017 update of the Québec Economic Plan
The initiatives announced in the November 2017 update totalling $1.3 billion in 2017-2018, including an additional reduction in the tax burden on individuals, are partly included in this report. They will continue to be reflected in the results in the coming months as they are implemented. Taking into account these initiatives and the anticipated achievement of spending targets, a balanced budget is expected in 2017-2018. Budget 2018-2019 will update the probable results for 2017-2018.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	December			April to December				November 2017 update(1)
	2016	(2)	2017	2016-2017	(2)	2017-2018	Change (%)	2017-2018		Change (%)
GENERAL FUND
Revenue
Own-source revenue	6 036		6 222	43 644		44 685	2.4	59 692		0.2
Federal transfers	1 554		1 692	13 951		15 174	8.8	20 261		9.0
Total revenue	7 590		7 914	57 595		59 859	3.9	79 953		2.3
Expenditure
Program spending	–6 626		–6 906	–50 720		–52 821	4.1	–72 591		4.6
Debt service	–599		–646	–5 631		–5 362	–4.8	–7 487		–0.7
Total expenditure	–7 225		–7 552	–56 351		–58 183	3.3	–80 078		4.1
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	14		83	1 094		1 244	—	2		—
Health and social services and education networks(5)	–3		–2	–15		–20	—	–27		—
Generations Fund	168		139	1 455		1 533	—	2 450		—
Total consolidated entities	179		220	2 534		2 757	—	2 425		—
SURPLUS (DEFICIT)	544		582	3 778		4 433	—	2 300	(6)	—
Contingency reserve	—		—	—		—	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–168		–139	–1 455		–1 533	—	–2 450		—
Use of the stabilization reserve	—		—	—		—	—	250		—
BUDGETARY BALANCE(7)	376		443	2 323		2 900	—	—		—

CHANGE IN THE BUDGETARY SITUATION IN 2017-2018

The cumulative results at December 31, 2017 showed a $2.9-billion budgetary surplus for 2017-2018.

Following the November 2017 update, a balanced budget is expected in 2017-2018.

The projected gradual elimination of the surplus is due to:

  the estimated future impact of the new initiatives announced in the November 2017 update of the Québec Economic Plan, namely:

  a $1.1-billion reduction in the tax burden on individuals, for which a $322-million balance has yet to be recorded by March 31, 2018,

  $41 million to reduce poverty,

  $129 million for educational success and health,

  $86 million to support regional economies;

  the anticipated $2.3-billion impact stemming from, in particular, the acceleration in spending by departments and bodies by March 31, 2018, including:

  an increase from 4.1% to 4.6% in program spending growth by the end of the year,

  an increase in debt service due to the rise in interest rates since June,

  the carrying out of planned spending by government bodies.

ADJUSTMENTS TO THE FINANCIAL FRAMEWORK FOR 2017-2018
(millions of dollars)
2017-2018
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT DECEMBER 31, 2017	2 900
November 2017 update: new initiatives
– Easing of the tax burden on individuals	–322
– Reduction of poverty	–41
– Investments in educational success and health	–129
– Support for regional economies	–86
Subtotal	–578
Anticipated adjustments by March 31, 2018, including achievement of spending targets	–2 322
BUDGETARY BALANCE(7) – NOVEMBER 2017 UPDATE	—

GENERAL FUND REVENUE

For December 2017, General Fund revenue reached $7.9 billion, an increase of $324 million, or 4.3%, compared to December 2016.

  Own-source revenue reached $6.2 billion, an increase of $186 million, or 3.1%, compared to December 2016.

  Federal transfers amounted to $1.7 billion, up $138 million compared to December 2016.

Since the beginning of the fiscal year, General Fund revenue has totalled $59.9 billion, an increase of $2.3 billion, or 3.9%, compared to December 31, 2016.

  Own-source revenue stood at $44.7 billion, up $1.0 billion, or 2.4%, from last year.

  This increase is due primarily to growth in consumption taxes ($996 million) and corporate taxes ($431 million), partly offset by a decrease in revenue from personal income tax ($372 million).

  Federal transfers amounted to $15.2 billion, up $1.2 billion compared to December 31, 2016.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
			December		April to December
Revenue by source	2016	(2)	2017	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 717		2 812	3.5	17 078		16 706	–2.2
Contributions for health services	644		760	18.0	5 401		5 584	3.4
Corporate taxes	417		294	–29.5	3 127		3 558	13.8
Consumption taxes	1 650		1 738	5.3	13 981		14 977	7.1
Other sources	90		102	13.3	1 213		1 199	–1.2
Total own-source revenue excluding government enterprises	5 518		5 706	3.4	40 800		42 024	3.0
Revenue from government enterprises	518		516	–0.4	2 844		2 661	–6.4
Total own-source revenue	6 036		6 222	3.1	43 644		44 685	2.4
Federal transfers
Equalization	835		923	10.5	7 522		8 310	10.5
Health transfers	496		520	4.8	4 457		4 659	4.5
Transfers for post-secondary education and other social programs	137		142	3.6	1 224		1 280	4.6
Other programs	86		107	24.4	748		925	23.7
Total federal transfers	1 554		1 692	8.9	13 951		15 174	8.8
TOTAL	7 590		7 914	4.3	57 595		59 859	3.9

GENERAL FUND EXPENDITURE

For December 2017, General Fund expenditure totalled $7.6 billion, up $327 million, or 4.5%, compared to the same period the previous fiscal year.

  Program spending rose by $280 million, or 4.2%, to $6.9 billion.

  The most significant changes were in the Education and Culture mission ($193 million) and the Health and Social Services mission ($192 million).

  Debt service amounted to $646 million, an increase of $47 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure has totalled $58.2 billion, up $1.8 billion compared to the same period the previous fiscal year.

  Program spending rose by $2.1 billion, or 4.1%, to $52.8 billion.

  The most significant changes were in the Health and Social Services mission ($1.1 billion), the Education and Culture mission ($561 million) and the Administration and Justice mission ($476 million).

  Debt service amounted to $5.4 billion, a decrease of $269 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
			December		April to December
Expenditure by mission	2016	(2)	2017	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Program spending
Health and Social Services	3 447		3 639	5.6	26 326		27 408	4.1
Education and Culture	1 910		2 103	10.1	13 026		13 587	4.3
Economy and Environment	374		300	–19.8	3 792		3 775	–0.4
Support for Individuals and Families	553		516	–6.7	4 668		4 667	0.0
Administration and Justice	342		348	1.8	2 908		3 384	16.4
Total program spending	6 626		6 906	4.2	50 720		52 821	4.1
Debt service	599		646	7.8	5 631		5 362	–4.8
TOTAL	7 225		7 552	4.5	56 351		58 183	3.3

CONSOLIDATED ENTITIES

For December 2017, the results of consolidated entities showed a surplus of $220 million. These results mainly include:

  a surplus of $69 million for special funds;

  dedicated revenues of $139 million for the Generations Fund;

  a surplus of $14 million for non-budget-funded bodies.

Since the beginning of the fiscal year, the results of consolidated entities have showed a surplus of $2.8 billion. These results mainly include:

  a surplus of $869 million for special funds;

  dedicated revenues of $1.5 billion for the Generations Fund;

  a surplus of $375 million for non-budget-funded bodies.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	December 2017
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	971	139	26	460	2 108	—		3 704	–2 127		1 577
Expenditure
Expenditure	–712	—	–26	–460	–2 042	–2		–3 242	2 044		–1 198
Debt service	–190	—	—	—	–52	—		–242	83		–159
Subtotal	–902	—	–26	–460	–2 094	–2		–3 484	2 127		–1 357
SURPLUS (DEFICIT)	69	139	—	—	14	–2		220	—		220
	April to December 2017
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	9 731	1 533	580	4 343	18 096	—		34 283	–19 847		14 436
Expenditure
Expenditure	–7 159	—	–580	–4 343	–17 272	–20		–29 374	19 105		–10 269
Debt service	–1 703	—	—	—	–449	—		–2 152	742		–1 410
Subtotal	–8 862	—	–580	–4 343	–17 721	–20		–31 526	19 847		–11 679
SURPLUS (DEFICIT)	869	1 533	—	—	375	–20		2 757	—		2 757

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For December 2017, the consolidated net financial requirements stood at $603 million, a decrease of $899 million over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus has stood at $2.9 billion, compared to financial requirements of $1.0 billion last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	December				April to December
	2016	(2)	2017	Change	2016-2017	(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	6 036		6 222	186	43 644		44 685	1 041
Federal transfers	1 554		1 692	138	13 951		15 174	1 223
Total revenue	7 590		7 914	324	57 595		59 859	2 264
Expenditure
Program spending	–6 626		–6 906	–280	–50 720		–52 821	–2 101
Debt service	–599		–646	–47	–5 631		–5 362	269
Total expenditure	–7 225		–7 552	–327	–56 351		–58 183	–1 832
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	14		83	69	1 094		1 244	150
Health and social services and education networks(5)	–3		–2	1	–15		–20	–5
Generations Fund	168		139	–29	1 455		1 533	78
Total consolidated entities	179		220	41	2 534		2 757	223
SURPLUS (DEFICIT)	544		582	38	3 778		4 433	655
Consolidated non-budgetary surplus (requirements)	–2 046		–1 185	861	–4 796		–1 543	3 253
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–1 502		–603	899	–1 018		2 890	3 908

Appendix

BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	March 2017 Québec		November
	Economic Plan	Adjustments	2017 update	(1)	Change (%)	(9)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	23 687	–1 401	22 286		–1.8
Contributions for health services	7 261	24	7 285		1.0
Corporate taxes	5 311	415	5 726		8.6
Consumption taxes	18 275	322	18 597		3.6
Other sources	1 665	11	1 676		–1.9
Total own-source revenue excluding government enterprises	56 199	–629	55 570		1.3
Revenue from government enterprises	4 050	72	4 122		–12.9
Total own-source revenue	60 249	–557	59 692		0.2
Federal transfers	20 053	208	20 261		9.0
TOTAL GENERAL FUND REVENUE	80 302	–349	79 953		2.3
Program spending
Health and Social Services	–36 764	–105	–36 869		4.2
Education and Culture	–18 877	–19	–18 896		5.4
Economy and Environment	–5 418	–86	–5 504		–0.1
Support for Individuals and Families	–6 274	–46	–6 320		–0.2
Administration and Justice	–5 258	256	–5 002		18.5
Total program spending	–72 591	—	–72 591		4.6
Debt service	–7 776	289	–7 487		–0.7
TOTAL GENERAL FUND EXPENDITURE	–80 367	289	–80 078		4.1
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165	–163	2		—
Health and social services and education networks(5)	—	–27	–27		—
Generations Fund	2 488	–38	2 450		—
TOTAL CONSOLIDATED ENTITIES	2 653	–228	2 425		—
SURPLUS (DEFICIT)	2 588	–288	2 300	(6)	—
Contingency reserve	–100	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488	38	–2 450		—
Use of the stabilization reserve	—	250	250		—
BUDGETARY BALANCE(7)	—	—	—		—

Notes
(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.44 of The Québec Economic Plan – November 2017 Update.

(2)

The 2016-2017 data in the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Surplus excluding the contingency reserve of $100 million.
(7)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(8)	Consolidation adjustments include the elimination of General Fund program spending.
(9)	This is the annual change compared to actual results in 2016-2017.

The next monthly report, which will present the results at January 31, 2018, will be published on April 6, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.